Exhibit 4.3

Shareholder's Agreement

dated

__________________________

between

Hanzade Vasfİye DoĞan Boyner

and

VUSLAT DOĞAN SABANCI

and

YAŞAR BEGÜMHAN DOĞAN FARALYALI

and

ARZUHAN DOĞAN YALÇINDAĞ

and

IŞIL DOĞAN

and

TURKCOMMERCE B.V.

Table of contents

1.	Definitions	4
2.	IPO Related Matters	9
3.	Shareholding Structure and Share Transfers	11
4.	Governance and Management of the Company	13
5.	Covenants	14
6.	Event of Default	15
7.	Effectiveness and Termination	16
8.	Miscellaneous	17

Schedule 3.04

Deed of Adherence

Schedule 4.01

Board of Directors Reserved Matters

Schedule 4.02

Business Principles and Environmental and Social Management System

Appendix 1

EBRD Anti-Corruption Guidelines

ii

SHAREHOLDER'S AGREEMENT

THIS AGREEMENT is dated ______________________ (“Execution Date”)

BETWEEN

Hanzade Vasfiye Doğan Boyner, a Turkish citizen with the Turkish ID number 26410796678 and residing at the address of Burhaniye Mahallesi Kısıklı Caddesi No:65 Üsküdar/İstanbul-Turkey ("HVDB");

Vuslat Doğan Sabancı, a Turkish citizen with the Turkish ID number 17353181560 and residing at the address of Burhaniye Mahallesi Kısıklı Caddesi No:65 Üsküdar/ İstanbul, Turkey ("VDS");

Yaşar Begümhan Doğan Faralyalı, a Turkish citizen with the Turkish ID number 26401796960 and residing at the address of Burhaniye Mahallesi Kısıklı Caddesi No:65 Üsküdar/ İstanbul, Turkey ("YBDF");

Arzuhan Doğan Yalçındağ, a Turkish citizen with the Turkish ID number 32848439988 and residing at the address of Burhaniye Mahallesi Kısıklı Caddesi No:65 Üsküdar/ İstanbul, Turkey ("ADY");

Işıl Doğan, a Turkish citizen with the Turkish ID number 26434795886 and residing at the address of Burhaniye Mahallesi Kısıklı Caddesi No:65 Üsküdar/ İstanbul, Turkey ("ID");

(each of the above mentioned parties shall be hereinafter referred to as a "Contract Party Shareholder" and collectively as the "Contract Party Shareholders")

AND

TurkCommerce B.V, a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its official seat in Amsterdam and its registered office address at Amstelveenseweg 760, 1081JK Amsterdam (the "Investing Shareholder").

Each of the Contract Party Shareholders and the Investing Shareholder shall be severally referred to as a "Party" and collectively as the "Parties".

RECITALS

A.	WHEREAS, HVDB, VDS, YBDF, ADY, Doğan Portal ve Elektronik Ticaret A.Ş. and the Investing Shareholder have executed an agreement for the sale of Shares (as defined below) owned by HVDB, VDS, YBDF and ADY to the Investing Shareholders on 30 December 2014 (“SPA”) and a Shareholders' Agreement on 30 December 2014 (“Shareholders' Agreement”), in relation to the governance of D-Market Elektronik Hizmetler ve Ticaret A.Ş., a company incorporated under the laws of Turkey, registered with the Istanbul Trade Registry under the registration number 436165 and with its headquarters located at the address of Kuştepe Mahallesi Mecidiyeköy Yolu Caddesi No: 12 Trump Towers Kule:2 Kat:2 Şişli/İstanbul, Turkey ("Company").

B.	WHEREAS, the Shareholders' Agreement was amended and restated in its entirety through execution of an agreement between the Contract Party Shareholders and the Investing Shareholder on 7 August 2020 (“Amended and Restated Shareholders Agreement”).

C.	WHEREAS, the Contract Party Shareholders and the Investing Shareholder are planning to offer a portion of the shares they hold in the Company to the public in a stock exchange agreed by and between the Parties by way of initial public offering ("IPO").

D.	WHEREAS, the Contract Party Shareholders and the Investing Shareholder have agreed to enter into a shareholders' agreement to regulate the terms and conditions for their cooperation as shareholders in the Company after the IPO.

NOW, THEREFORE, the Parties, intending to be bound hereby, agree as follows:

1.	Definitions

1.1	In this Agreement, each of the following terms shall have the meaning set forth below:

“Additional Payment” shall have the meaning assigned to such term in Article 2.3.

“Additional Payment Cap” shall have the meaning assigned to such term in Article 2.3.

"Affiliate" an Affiliate of a Person shall mean

(a)	any Person which (a) is directly or indirectly controlled by such Person, (b) directly or indirectly controls such Person; or (c) is under common control with such Person. For the purposes of this definition, "control" shall mean the absolute power (not on a shared basis), whether held directly or indirectly, to direct or cause direction of management and policies through ownership of voting securities, by contract or otherwise; and

(b)	in the case of the Investing Shareholder, "Affiliate" shall mean (a) any manager or investment adviser of any FT Fund from time to time, or any other fund or investment in respect of which the manager or investment adviser of an FT Fund is the manager of; (b) any direct or indirect FT Co-Investors in/of the Investing Shareholder from time to time; and (c) any Person directly or indirectly owned, Controlled or managed by the General Partner.

"Agreement" shall mean this Shareholders' Agreement, as amended, supplemented, restated or otherwise modified from time to time.

"Amended and Restated Shareholders Agreement" shall have the meaning assigned to such term in Recital B.

"Articles of Association" shall mean the articles of association of the Company reflecting the terms and conditions of this Agreement to the extent possible, and subject to amendment from time to time in accordance with the terms of this Agreement.

"Board of Directors" or "Board" shall mean the board of directors of the Company from time to time.

"Business Day" shall mean a day other than Saturday, Sunday and any other day on which commercial banks located in Istanbul (Turkey) or the Netherlands are not open for general business.

"Class A Directors" shall have the meaning assigned to such term in Article 4.1(a).

"Class A Shareholder" shall mean the person(s) holding Class A Shares from time to time in accordance with the terms of this Agreement.

"Class A Shares" shall mean the Shares of the Company identified as Class A Shares in the Articles of Association and in total representing such portion of the issued and outstanding share capital of the Company at the Effective Date that are owned by HVDB based on the share ownership structure after the IPO.

"Class B Shareholders" shall mean the person(s) holding Class B Shares from time to time in accordance with the terms of this Agreement.

"Class B Shares" shall mean the Shares of the Company identified as Class B Shares in the Articles of Association and in total representing such portion of the issued and outstanding share capital of the Company at the Effective Date that are owned by the Contract Party Shareholders (other than HVDB’s Class A shares), the Investing Shareholder and the public based on the share ownership structure after the IPO.

"Coercive Practice" shall mean the impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party, as this term is interpreted in accordance with the EBRD Anti-Corruption Guidelines.

"Collusive Practice" shall mean an arrangement between two or more parties designed to achieve an improper purpose, including influencing improperly the actions of another party, as this term is interpreted in accordance with the EBRD Anti-Corruption Guidelines.

"Company" shall have the meaning assigned to such term in the preamble to this Agreement.

"Control" shall mean, in relation to any Undertaking (being the Controlled Person), being:

(a)	entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent. of the voting power at any general meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

(b)	entitled to appoint or remove or control the appointment or removal of:

(i)	directors on the Controlled Person's board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent of the voting power at meetings of that board or governing body in respect of all or substantially all matters; and/or

(ii)	any managing member of such Controlled Person;

(iii)	in the case of a limited partnership its General Partner; or

(iv)	in the case of a trust, its trustee and/or manager; or

(c)	entitled to exercise a dominant influence over the Controlled Person (otherwise than solely as a fiduciary) by virtue of the provisions contained in its constitutional documents or, in the case of a trust, trust deed or pursuant to an agreement with other shareholders, partners, members or beneficiaries of the Controlled Person, and Controller, Controlled, and Controlling shall be construed accordingly;

"Corrupt Practice" shall mean the offering, giving, receiving or soliciting, directly or indirectly, anything of value to influence improperly the actions of another party, as this term is interpreted in accordance with the EBRD Anti-Corruption Guidelines.

"Deed of Adherence" shall mean the Deed of Adherence as stipulated in Schedule 3.04.

"Default Notice" shall have the meaning assigned to such term in Article 6.1.

"Defaulting Party" shall have the meaning assigned to such term in Article 6.1.

"Directors" shall mean the members of the Board of Directors from time to time.

"EBRD" shall mean the European Bank for Reconstruction and Development.

"EBRD Anti-Corruption Guidelines" shall mean the guidelines appended at Appendix 1.

"Effective Date" shall have the meaning assigned to such term in Article 2.1.

"Execution Date" shall have the meaning assigned to such term in the preamble to this Agreement.

"Fraudulent Practice" shall mean any act or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation, as this term is interpreted in accordance with the EBRD Anti-Corruption Guidelines.

"FT Co-Investor" shall mean any direct or indirect provider of equity finance who (a) is not a Restricted Transferee and (b) is or becomes a shareholder in a Subsidiary of the General Partner that has a direct or indirect interest in the Shares and excluding any such Person(s) (other than EBRD and anyone who is (i) an existing Shareholder, (ii) an Affiliate of the Investing Shareholder; or (iii) a limited partner in FT Fund, or their respective Affiliates) who acquire(s) their interest in such Subsidiary of the General Partner following the expiry of the six month period commencing on the day following the Effective Date.

"FT Fund" shall mean any funds or investments managed by Templeton Asset Management Ltd. and/or its affiliates from time to time.

"General Partner" shall mean Templeton Turkey Fund GP Ltd.

"Governmental Authority" shall mean any legislative, executive or judicial unit of any, and/or would not individually or collectively constitute, governmental entity (foreign, federal, state or local) or any department, listing agency, stock exchange, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

"Group" shall mean the Company and all entities Controlled by the Company from time to time.

"Guaranteed Proceeds" shall have the meaning assigned to such term in Article 2.2(i).

"HVDB" shall have the meaning assigned to such term in the preamble to this Agreement.

"ICC" shall have the meaning assigned to such term in Article 8.8.

"Investing Director" shall have the meaning assigned to such term in Article 4.1(a).

"Individual Shareholders" shall mean VDS, YBDF, ADY and ID.

"Investing Shareholder" shall have the meaning assigned to such term in the preamble to this Agreement.

"IPO" shall have the meaning assigned to such term in Recital C.

"Management Accounts" means the unaudited monthly accounts prepared by the management on a consistent basis in accordance with Turkish GAAP.

“Net Proceeds” means Investing Shareholder’s gross proceeds from Share Sale minus any expenses related to the Sale of its Shares.

"Non-defaulting Party" shall have the meaning assigned to such term in Article 6.1.

"Party" and "Parties" shall have the meaning assigned to such term in the preamble to this Agreement.

"Person" shall mean an individual, partnership, joint venture, company, trust, foundation, Undertaking, unincorporated organization, government or other entity.

"Person of Ill Repute" shall mean a Person who is not a Reputable Person.

"Primary Sale" shall mean sale of the newly issued shares by the Company by way of a capital increase, on a non-preemptive basis, to the public in accordance with the IPO.

"Prohibited Practice" shall mean any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice or Theft.

"Qualifying Persons" shall mean HVDB's spouse or relative (hısım) by blood or marriage up to the level of second degree;

"Qualifying SPV" shall mean any company in respect of which (i) its shares are Controlled by HVDB or Qualifying Persons;

"Related Party" shall mean (i) related party, as so defined under Turkish Corporate Tax Law No. 5520, published in the Official Gazette No. 26205 and dated 21 June 2006, as amended or replaced from time to time and (ii) with respect to an individual, the individual’s spouse or relative (hısım) by blood or marriage up to the level of second degree and any Person Controlled by them.

"Remedy Period" shall have the meaning assigned to such term in Article 6.2.

“Representative of the Contract Party Shareholders” shall have the meaning assigned to such term in Article 8.14.

"Representatives" shall have the meaning assigned to such term in Article 8.3(b).

"Reputable Person" shall mean a person who does not (as applicable): (a) have existing links to organised crime (as demonstrated by credible evidence); (b) have a non-transparent ownership structure which does not reveal its ultimate owners or beneficiaries; (c) have unexplained sources of wealth; (d) have conviction for, or have judicial proceedings being commenced against him in respect of, serious criminal offences, money laundering or terrorism activities; (e) appear on internationally recognised blacklist; or (f) have involvement in corruption, bribery, tax evasion or Fraudulent Practices (as demonstrated by credible evidence).

"Reserved Matters" shall mean have the meaning assigned to it in Article 4.1(c).

"Restricted Competitor" shall mean a Person all or substantially all of whose operations primarily comprise e-commerce platform activity in a Turkish market, including Trendyol, Amazon, Çiçek Sepeti, Gitti Gidiyor, Morhipo, n11 and Getir.

"Restricted Transferee" shall mean a Person of Ill Repute and/or a Restricted Competitor.

"Restructuring" shall mean any shareholding restructuring where the shares of the Investing Shareholder shall temporarily be transferred to a third party (directly or indirectly) which is not to be in any case a Restricted Transferee, for a maximum period of five (5) business days, following which the General Partner shall be Controlling the Investing Shareholder.

"Rules" shall have the meaning assigned to such term in Article 8.8.

"Sale", "Sell", "Sold “and "Selling" shall have each the meaning assigned to such terms in Article 3.3.

"Secondary Sale" shall mean the sale of the Shareholders’ Shares to the public market in accordance with the IPO.

"Shareholders" shall mean the legal owners of the Shares from time to time.

"Shares" shall mean the issued and outstanding shares in the share capital of the Company at any time.

"SPA" shall have the meaning assigned to such term in Recital B.

"Subsidiary" shall mean, in relation to a body corporate or partnership (for the purposes of this definition, the "holding company"), a company in which that body corporate or partnership:

(a)	holds a majority of the voting rights in it; or

(b)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(c)	has the right to exercise a dominant influence over it by virtue of provisions contained in its memorandum or articles of association or constitutional documents or by virtue of a control contract; or

(d)	has a participating interest in it and either actually exercises a dominant influence over it or the two companies are managed on a unified basis; or

(e)	is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(f)	if it is a subsidiary of a body corporate or partnership which is itself a subsidiary of that other body corporate or partnership,

and the terms "Subsidiaries" and "holding companies" are to be construed accordingly. For the purposes of this definition, a holding company shall, also be treated as a member of a Subsidiary if any shares in such Subsidiary are held by a person acting on behalf of the holding company or any of its Subsidiaries.

"TCC" shall mean the Turkish Commercial Code, as may be amended from time to time.

"TCO" shall mean the Turkish Code of Obligations, as may be amended from time to time.

"Theft" means the misappropriation of property belonging to another person.

"Total Revenues" shall mean the sum of (i) sales of goods revenue generated under direct sales operations, (ii) marketplace revenues comprising (a) marketplace commission, (b) transaction fees and (c) other contractual charges to the merchants; (iii) delivery services revenue generated under both marketplace and direct sales operations, as well as delivery services provided to third parties outside the Company’s online platform; and (iv) other revenue generated from the use of the Company’s value-added services in accordance with the Company’s audited financials based on International Financial Reporting Standards issued by the International Accounting Standards Board.

"Turkey" shall mean the Republic of Turkey.

"Turkish GAAP" shall mean generally accepted accounting principles in accordance with Turkish Uniform Chart of Accounts and Turkish Tax Procedural Code as of the date of the signature of this Agreement.

"Undertaking" shall mean a body corporate or partnership or unincorporated association or trust carrying on trade or business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description.

1.2	Principles of Construction

The division of this Agreement into schedules, articles, clauses, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Schedule", "Paragraph", "Section" and/or any "Article" are to the corresponding schedule, paragraph, section and/or article, respectively, of this Agreement unless otherwise specified. The words such as "herein", "hereinafter", "hereof", "hereby", "hereto" and "hereunder and words of similar impact when used in this Agreement shall refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar terms or matters immediately following it. The Schedules and Annexes attached to this Agreement shall be construed with and as an integral part of this Agreement. Words in the singular include the plural and vice versa.

2.	IPO Related Matters

2.1	Effectiveness

(a)	The Parties have agreed that the Amended and Restated Shareholders Agreement shall be in effect until the occurrence of the IPO and upon occurrence of the IPO, the Amended and Restated Shareholders Agreement shall be automatically terminated in its entirety and this Agreement shall come into force and effect immediately and automatically (the "Effective Date"). As of the Effective Date, and with the automatic termination of the Amended and Restated Shareholders Agreement, the Parties hereby agree and undertake that they shall have no claims from each other in relation to or arising out of the Amended and Restated Shareholders Agreement up to and including the Effective Date. For the avoidance of doubt, Article 2.1(c) shall come into force and effect immediately upon the execution of this Agreement and Article 2.1(c) shall remain in force if the IPO does not occur by 30 September 2021.

(b)	Without prejudice to Article 2.1(a), the Parties shall, as soon as possible following the execution of this Agreement, cooperate in obtaining all the relevant corporate decisions and other necessary actions to ensure that the Articles of Association of the Company is duly amended to:

(i)	take out and delete all provisions of the Articles of Association that were inserted to reflect the Amended and Restated Shareholders Agreement, with an aim to prepare the Company for the IPO with the understanding that they will use their rights at the relevant corporate bodies of the Company to comply with the terms of this Agreement, and

(ii)	reclassify majority of the Company shares owned by HVDB as Class A Shares and the Company shares owned by the remaining shareholders and remainder of the shares owned by HDVB as Class B Shares, whereas the Class A Shares owned by HVDB will have 15 (fifteen) voting rights per share and Class B Shares will have one vote per share.

(c)	If the IPO does not occur by 30 September 2021, the Parties shall, as immediately as possible, take all corporate decisions and all other necessary actions to ensure that the Articles of Association is duly amended to:

(i)	take out and delete all provisions of the Articles of Association that were inserted to prepare the Company for the IPO in accordance with Article 2.1(b);

(ii)	reclassify the Company shares in the same manner as they were classified before the Articles of Association amendment set out in Article 2.1(b); and

(iii)	fully reflect the provisions of the Amended and Restated Shareholders Agreement, and

that accordingly the composition of the Board of Directors is restituted to its state prior to the Articles of Association amendment set out in Article 2.1(b)

2.2	Priority Right in IPO

The Shareholders shall agree on the allocation of the IPO proceeds between the Primary Sale and Secondary Sale amounts. Afterwards, the Secondary Sale shall be allocated amongst the Shareholders based on the priority set out in the below sequence:

(i)	First USD 400,000,000 (four hundred million United States Dollars) shall be allocated to the Class B Shares owned by the Investing Shareholders (“Guaranteed Proceeds”);

(ii)	Second USD 400,000,000 (four hundred million United States Dollars) shall be allocated to the Class B Shares owned by the Contract Party Shareholders;

(iii)	Subsequent to (i) and (ii) above, any following proceeds will be shared on 50:50 basis between the Class B Shares owned by the Contract Party Shareholders and the Investing Shareholders.

2.3	IPO Expenses

The Parties agree that, in the event of an IPO before 30 September 2021, on an Agreed Exchange, the Investing Shareholder, the Contract Party Shareholders and the Company shall be liable for all reasonable and documented third party marketing (including printing and roadshow costs), and advisory costs (including, legal, financial and underwriting costs) pro rata to the number of Shares sold by each of them as part of such IPO, and all other costs (including audit costs), to the fullest extent permitted by the applicable law, shall be borne by the Company.

2.4	Additional Payment

In connection with the SPA, as an adjusted purchase price payment for the sale of the Shares by HVDB, VDS, YBDF and ADY to the Investing Shareholder (“Additional Payment”), the Investing Shareholder agrees to pay HVDB, VDS, YBDF and ADY an amount subject to an aggregate cap of USD 41,000,000 (forty one million United States Dollars) (“Additional Payment Cap”). Subject to the Additional Payment Cap, the Additional Payment shall be calculated and paid as 5.5% of the Net Proceeds of the Investing Shareholder upon any Sale of its Shares during IPO that has occurred until 30 September 2021 or in any subsequent Sale of its Shares including secondary public offerings. All the Additional Payment shall be duly paid by the Investing Shareholder to HVDB, acting on behalf of VDS, YBDF and ADY, latest within 30 days after each Sale of its Shares.

The Additional Payment shall be calculated and paid over the total Net Proceeds from the IPO or any subsequent Sale, provided that the total proceeds received by the Investing Shareholder upon such Sale(s) of Shares reaches USD 400,000,000 (four hundred million United States Dollars).

3.	Shareholding Structure and Share Transfers

3.1	Shares

(a)	As of the Execution Date, the share capital of the Company is comprised of Class A Shares and Class B Shares. Class A Shares is held by HVDB while the Shares held by the Investing Shareholder and the Contract Party Shareholders (other than HVDB’s Class A shares) as well as the publicly traded shares upon the occurrence of the IPO shall be Class B Shares.

(b)	The Class A Shares shall have 15 (fifteen) voting rights per share while Class B Shares will have one vote per share.

3.2	Capital Increases

(a)	The Shareholders shall have preemptive rights to participate in capital increases of the Company pro rata to their shareholding and such Shares would, upon issuance, be (i) the same class of Shares as is held by the subscribing Shareholder at such time or (ii) if a Shareholder holds more than one class of shares at such time, the Shares to be issued will be split pro rata between such classes (with Shareholders holding Shares of the same class as those that are not subscribed for having a right to subscribe for any such Shares in priority to other Shareholders).

(b)	The Parties shall exercise their respective rights as Shareholders (including procuring that each Director appointed by it exercises its rights as a Director) in a way that, save with the prior written consent of all Shareholders, no Shares shall be allotted to any Person who is a Restricted Transferee.

(c)	In the event that after the process in 3.2(a) above, any Shares which were offered to the Shareholders were not subscribed for in accordance with Article 3.2(a), the Company may issue Class B Shares only, in the amount equal to the number of unsubscribed Shares, to any Person, other than a Restricted Transferee.

3.3	Restrictions on Share Transfers

(a)	Restrictions on Share Transfers

Shares may only be transferred in accordance with the provisions of this Agreement, and, where applicable, the Articles of Association (any Share transfer being referred to as a "Sale"). The words "Sell," "Sold" and "Selling" shall have similar meaning as the context requires).

(b)	Restrictions on Share Transfers by Class A Shareholder

Save for the restrictions foreseen under the applicable laws, Class A Shareholder may transfer her Class A Shares to a Qualifying SPV and/or Qualifying Persons, subject to Articles 3.4 and provided that such Person shall execute and deliver the Deed of Adherence as provided in Schedule 3.04 to the relevant Party(ies) and becomes party to this Agreement as the Class A Shareholder. In case of a Sale of the Class A Shares to a Person who is not a Qualifying SPV and/or Qualifying Persons a notice of such Sale shall be given to the Investing Shareholder by the Class A Shareholder. For avoidance of doubt, this restriction shall not apply to transfer of any Class B Shares owned by the Class A Shareholder.

(c)	Restrictions on Share Transfers by the Investing Shareholder

The Investing Shareholder may transfer its Shares to any Person, subject to provisions of this Articles 3.3, provided that the Class B Shares owned by the Investing Shareholder shall not be transferred to a Restricted Transferee.

Save for the Restructuring, in case of any Sale of the Class B Shares owned by the Investing Shareholder to a Person that is not a Subsidiary of the General Partner, such Person who has partially or wholly acquired the Shares from the Investing Shareholder shall not have any right under or become a party to this Agreement by way of executing a Deed of Adherence or otherwise.

Save for the Restructuring, in case of a Sale of all the Class B Shares owned by the Investing Shareholders to any Subsidiary of the General Partner which is not a Restricted Transferee, (a) a notice of such Sale shall be given to the Class A Shareholder by the Investing Shareholder; (b) the Subsidiary of the General Partner, to the extent that it is not already a party to this Agreement and to the extent that it is becoming a direct shareholder in the Company, executes a Deed of Adherence to this Agreement substantially in the form attached hereto as Schedule 3.04 and becomes bound by this Agreement and shall have all rights and assume all obligations provided in the Deed of Adherence; and (c) the required government approvals, if any, associated with such Sale are obtained; and (d) before the Subsidiary of the General Partner ceases to be a Subsidiary of the General Partner, the Subsidiary shall (and the Investing Shareholder will procure that the Subsidiary shall) transfer all of its shares back to the Investing Shareholder.

Notwithstanding the above, the Investing Shareholder is free to Sell its Shares by way of listing or any Sale of its Shares at the open market of any stock exchange without being subject to the restrictions on Sale to a Restricted Transferee to the extent such Sale is not realised through a block sale or private placement.

The Investing Shareholder shall have the right to initiate an exit process for the Sale of its Shares any time following the IPO. In such case, the Class A Shareholder shall provide their support and take all such steps as reasonably requested by the Investing Shareholder to assist the Investing Shareholder in affecting or taking the steps in furtherance of a sale (including but not limited to participation in management presentations / roadshows).

3.4	Transfers to Affiliates by the Class A Shareholder

Any Sale of Class A Shares to a Qualifying SPV and/or Qualifying Persons can be made freely so long as HVDB is the Class A Shareholder; provided, however, that (i) notice of such Sale be given to the Investing Shareholder; (ii) the transferee, to the extent that it is not already a party to this Agreement and to the extent that it is becoming a direct shareholder in the Company, executes a Deed of Adherence to this Agreement substantially in the form attached hereto as Schedule 3.04 and becomes bound by this Agreement and shall have all rights and assume all obligations provided in the Deed of Adherence; and (iii) the required government approvals, if any, associated with such Sale are obtained; and (iv) before the Qualifying SPV ceases to be Controlled by HVDB or the Qualifying Persons, the Qualifying SPV shall (and HVDB will procure that the Qualifying SPV shall) transfer all of its shares back to HVDB or the Qualifying Persons.

3.5	Deed of Adherence

Save as otherwise is specifically provided in this Agreement and where this Agreement otherwise terminates in accordance with the terms herein, if (a) any Class A Shares are transferred by the Class A Shareholder pursuant to this Agreement and if the transferee is not a party to this Agreement, the transferor shall procure that the transferee shall execute and deliver the relevant Deed of Adherence to the Investing Shareholder, who shall execute the Deed of Adherence in return, or (b) any Class B Shares are transferred by the Investing Shareholder to any Subsidiary of the General Partner pursuant to this Agreement, the transferor shall procure that the transferee shall execute and deliver the relevant Deed of Adherence to the Class A Shareholder immediately prior to the transfer of such Shares, who shall execute the Deed of Adherence in return.

4.	Governance and Management of the Company

4.1	Board of Directors of the Company

(a)	As long as the Investing Shareholder owns at least 7.5% (seven point five per cent) of the issued share capital of the Company and provided that the Investing Shareholder does not breach its (i) Sale obligation set forth under Article 3.3(c) and (ii) non-compete obligation set forth under Article 5.1 of this Agreement, one Director among the Directors appointed by the Class A Shareholder ("Class A Directors") shall be the Person designated by the Investing Shareholder and the Class A Shareholder shall use its voting rights and privilege to appoint such Director designated by the Investing Shareholder ("Investing Director") as one of the Class A Directors. As long as the Investing Shareholder has a right to designate an Investing Director, the Class A Shareholder shall procure that a Board decision resolving on:

(i)	acquisition of any interest of the share capital of any Related Party, and

(ii)	approval, amendment or termination of any internal policies and procedures in respect of anti-bribery and corruption; or that are inconsistent with the Investing Shareholder "Business Principles and Environmental and Social Management System"

is not taken unless approved affirmatively by the Investing Director in person or through an affirmative written opinion in case the Investing Director cannot personally attend a Board of Directors meeting.

(b)	Directors may be elected for a maximum term of office of three (3) years and until the time their successors are elected. Unless otherwise specified in this Agreement, a Director whose term of office expires may be re-elected. The provisions of the TCC and the Articles of Association shall apply to the meeting and decision quorums of the Board of Directors' meetings.

(c)	Until the Investing Shareholder receives an amount corresponding to the Guaranteed Proceeds from the Sale of its Shares through IPO or thereafter in any subsequent Sale , the Class A Shareholder shall procure that the matters specified in Schedule 4.01 ("Reserved Matters") cannot be taken and/or the Company does not transact unless approved affirmatively by the Investing Director in person or through an affirmative written opinion in case the Investing Director cannot personally attend a Board of Directors meeting, save for the situation where such Board of Director’s decision is necessitated by the applicable laws and/or regulations. Upon the Investing Shareholder receiving the Guaranteed Proceeds in accordance with Article 2.2(i) of this Agreement through IPO or thereafter in any subsequent Sale, the Investing Shareholder’s Reserved Matters shall automatically cease to exist.

(d)	The Investing Shareholder shall procure that the Investing Director (i) shall attend to meetings including one of the matters specified in Article 4.1(a) or (c), as applicable, as possible and (ii) shall inform the Class A Directors of its written opinion (specifying whether it would vote affirmatively or negatively) in matters specified in Article 4.1(a) or4.1(c), as applicable, in case he/she is not able to attend such meeting.

(e)	Pursuant to Article 390 of the TCC, resolutions of the Board of Directors may be adopted without holding a physical meeting, if a resolution proposal to that effect is made by one of the Directors in writing, served on all Directors and approved by the simple majority of the Directors of the Board of Directors, by their signatures in writing. For the avoidance of doubt, any resolution proposal relating to the matters listed in Article 4.1(a) or (c), as applicable, for which no physical meeting is required, shall be approved in accordance with Article4.1(a) or (c).

(f)	The Investing Shareholder shall at all times and from time to time have the right to require the removal of the Investing Director appointed by it and to have another Director appointed in his/her place; and the Class A Shareholder shall be bound to promptly act in accordance with such appointment or recommendation, as the case may be.

(g)	The obligations of the Class A Shareholder provided in this Article 4.1 shall exclude the independent Directors who will be appointed to the Board of Directors as required by the relevant securities laws applicable to the Company.

4.2	Financial Reporting

The Class A Shareholder shall procure, so far as legally permissible, that as long as the Investing Shareholder holds a right under Article 4.1 of this Agreement to designate one member to the Board of Directors, the Company will provide to the Investing Shareholder the financial and other information requested by such Party, including, but not limited to, the following:

(a)	detailed monthly Management Accounts and management discussion and analysis of the monthly key operating indicators determined by HVDB and the Investing Shareholder, and financial results within four (4) weeks of the end of each month;

(b)	audited accounts of the Company in respect of each financial year within four (4) months of the end of each financial year;

(c)	a quarterly balance sheet, profit and loss account and cash flow statement within five (5) weeks of the end of each quarter; and

(d)	such other information or access to the management team as the Investing Shareholder may require from time to time.

4.3	Policies and Procedures

The Class A Shareholders and the Investing Shareholder acknowledge that the Company will be operated based on the "Business Principles and Environmental and Social Management System" attached hereto as Schedule 4.04 which is as currently conducted.

5.	Covenants

5.1	Non-Compete

The Investing Shareholder covenants that, for so long there is an Investing Director appointed at the Board of the Company, it shall not and shall procure that any Subsidiary of the General Partner and any entity Controlled by the General Partner shall not, whether alone or jointly, directly or indirectly be engaged or concerned or interested economically or otherwise in a Restricted Competitor that operates in Turkey. For avoidance of doubt, in case the Investing Shareholder acts in breach of its non-compete obligation provided in this Article 5.1, it shall automatically lose all its right under this Agreement including the right to designate an Investing Director to the Board of Directors provided under Article 4.1 and financial reporting provided under Article 4.2.

5.2	Environment and Social Compliance

The Class A Shareholder and Investing Shareholder shall take reasonable steps, and cause the Class A Directors and Investing Director appointed by them (respectively) to take reasonable steps to pass any necessary board resolutions, to procure that the Group shall adopt, and conduct its business and operations in accordance with, one or more environmental and social compliance policies that are in compliance with applicable laws and stock exchange regulations as may be agreed by the Class A Shareholder and Investing Shareholder from time to time acting reasonably and in good faith (substantially in accordance with EBRD’s prevailing policies in respect of such matters).

5.3	Internal Procedures

The Class A Shareholder and Investing Shareholder shall take reasonable steps, and cause the Directors appointed by them (respectively) to take reasonable steps to pass any necessary board resolutions, to procure that Group shall maintain sufficient internal procedures for the purpose of preventing the Group from becoming an instrument for money laundering, terrorism financing, fraud or other corrupt or illegal purposes.

5.4	Fraud and Corruption

The Class A Shareholder and Investing Shareholder shall take reasonable steps and cause the Directors appointed by them (respectively) to take reasonable steps to pass any necessary board resolutions, to procure that Group shall not authorise or permit any of its respective officers, directors, authorised employees, Affiliates, agents or representatives to, engage in any Prohibited Practice.

5.5	Procurement

The Parties undertake to exercise their voting rights as Shareholders to pass any necessary shareholder resolutions, and shall cause the Directors appointed by them (respectively) to pass any necessary board resolutions, to procure that the Group shall at all times use sound procurement methods which ensure a sound selection of goods and services at fair market value and that the Group is making its capital investments in a cost effective manner.

6.	Event of Default

6.1	Material breach notice

In case of a material breach of any provisions of this Agreement, the Non-defaulting Party ("Non-defaulting Party") shall be entitled to send a notice (the "Default Notice") to the Party in default ("Defaulting Party") identifying the reasons for the occurrence of such default and referencing, where applicable, the provision that has been defaulted under.

6.2	Remedy period

In the event of a default, the Defaulting Party shall have the right to remedy the default in a manner reasonably satisfactory to the Non-defaulting Party within a period of thirty (30) Business Days ("Remedy Period") from the receipt of the Default Notice by the Defaulting Party. Subject to Article 6.3, the Non-defaulting Party shall have the right to claim its direct damages (for the avoidance of doubt excluding any consequential damages) resulting from the default within one (1) month following the Remedy Period unless the default is cured within the Remedy Period by the Defaulting Party.

6.3	Liquidated Damages

Without prejudice to the Investing Shareholder's right to seek specific performance, upon the occurrence of any of the following events which are not remedied in accordance with Article 6.2:

(a)	transfer of Shares (or shares of a Qualifying SPV) in breach of Article 3.3(b) or 3.4;

(b)	failure of Class A Shareholder to procure that the transferee delivers a Deed of Adherence in the prescribed form immediately prior to the transfer of such Shares in accordance with Article 3.5;

(c)	completion of a transfer of Shares by the Class A Shareholder (or the transfer of shares of the Qualifying SPV) without first notifying the Investing Shareholder in writing in accordance with Article 3.3(b);

(d)	failure of the Class A Shareholder to appoint the Director elected by the Investing Shareholder in accordance with Article 4.1;

(e)	failure of the Board of Directors to resolve on a Related Party acquisition in breach of Article 4.1(a) or a Reserved Matter in breach of Article 4.1(c) of this Agreement; and

(f)	failure of providing information in accordance with Article 4.2.

then in the event that the Investing Shareholder is the Non-defaulting Party within the terms of Article 6.1, upon the expiry of the thirty (30) Business Days stated in Article 6.2 the Defaulting Party shall pay to the Investing Shareholder upon demand USD 10,000,000 (ten million United States Dollars) as penalty under article 179 of the TCO (ceza koşulu). The Parties agree that the penalty fee determined under this Article 6.3 is not unreasonable or exorbitant and shall not be subject to reduction in accordance with article 22 of the TCC.

7.	Effectiveness and Termination

7.1	Termination

Subject to Article 7.2, this Agreement shall terminate, other than this Article 7 and Articles 8.2 to 8.10 (both inclusive) and 8.13;

(a)	upon the mutual written agreement of the Parties;

(b)	when Investing Shareholder's share ratio in the Company falls below 7.5% of the total share capital of the Company;

(c)	save for the Restructuring, upon the General Partner ceasing directly or indirectly to have the ability to exercise more than 50 per cent of the voting power at meetings of the board of the Investing Shareholder in respect of all or substantially all matters (for the avoidance of doubt, this shall also trigger upon any direct or indirect change of the ultimate Controlling Person of the Investing Shareholder);

(d)	for the Individual Shareholders within 5 (five) Business Days following the IPO of the Company on the Effective Date without need for sending a written notification to the other Parties;

(e)	on January 1, 2026, without need to send any notification by either Party or take any further action;

(f)	in relation to any Party when that party no longer holds any Shares in the share capital of the Company;

(g)	in case of breach of Article 3.3(c) and Article 5.1 by Investing Shareholder, upon Class A Shareholder's written demand and at the end of the Remedy Period in Article 6.2.; or

(h)	in case all the Class A Shares held by the Class A Shareholder are reclassified as/ converted to Class B Shares as necessitated by this Agreement and/or Articles of Association, and the Class A Shareholder no longer holds any Class A Shares.

7.2	Effect of Termination

If this Agreement is validly terminated pursuant to Article 7.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Parties and the Company (or any of their respective officers, Directors, employees, agents or other representatives or Affiliates), except as otherwise expressly provided in this Agreement. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement, the Parties will remain liable for one another for any breach of this Agreement by such Party prior to such termination, and the appropriate Party pursuant to the foregoing may seek such remedies, including damages and attorney fees, against the other Party with respect to any such breach as are provided in this Agreement, or as are otherwise available at law or in equity.

8.	Miscellaneous

8.1	Entire Agreement

This Agreement and all documents delivered as part of this Agreement; or, which are incorporated as part of this Agreement by reference, including, without limitation the Articles of Association, constitute and contain the entire Agreement between the Parties and the Company and, replace in its entirety any and all agreements, arrangements and understandings between the Parties with respect to the subject matter hereof.

8.2	Notices

All notices, requests and communications hereunder must be in writing and will be deemed duly given only if delivered by (i) e-mail or facsimile transmission and (ii) sent by recognized international courier to the Parties and/or the Company at the following addresses, e-mails or facsimile numbers.

If to the Investing Shareholder:

Address: Ferko Signature Plaza Esentepe Mah. Buyukdere Cad. No:175 34394 Sisli / Istanbul

Facsimile No:	+90 212 291 52 23
Attn:	Erman Kalkandelen
E-mail:	erman.kalkandelen@franklintempleton.com

If to the Contract Party Shareholders:

Address: Doğan Şirketler Grubu Holding A.Ş., Burhaniye Mah. Kısıklı Cad., No. 65 34676 Altunizade, Istanbul

Facsimile No:	+90 216 556 93 93
Attn:	Tolga Babalı
E-mail:	tolgab@doganholding.com.tr

All such notices, requests and other communications will; (i) if delivered personally to the address as provided in this Article 9.2, be deemed given upon delivery; (ii) if delivered by e-mail, at the time of transmission; (ii) if delivered by facsimile transmission to the facsimile number as provided in this Article 8.2, be deemed given upon receipt; and, (iii) if delivered by recognized international courier to the address as provided in this Article 8.2, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Article 8.2). A notice is not valid if sent by e-mail, unless within 1 (one) Business Day of the notice being sent by e-mail, the notice is also sent using one of the other modes of communication set forth in this Article 8.2., in which case the notice will be deemed to validly sent at the date of the e-mail.

Any Party from time to time may change its address, facsimile number or any other information for the purpose of notifying that Party by written notice specifying such change to the other Parties hereto.

8.3	Publicity and Confidentiality

(a)	Prior approval of announcements. Subject to Article 8.3(b), no disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of any of the Shareholders or their respective Affiliates or the Company without the prior written approval of the other Parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body including Capital Markets Board of Turkey or capital markets related regulations.

(b)	Confidentiality. Each Party shall treat as strictly confidential and will not disclose any information received or obtained by it or its officers, employees, agents or advisers as a result of entering into or performing this Agreement which relates to:

(i)	the provisions of this Agreement or any of the other documents entered into pursuant to this Agreement;

(ii)	the negotiations leading up to or relating to this Agreement; or

(iii)	any of the other Parties (or any of their respective Affiliates) or the Company,

provided that these restrictions shall not apply to any disclosure of information if and to the extent the disclosure is:

(A)	required by any law, regulation or order of court of any applicable jurisdiction;

(B)	required by any applicable securities exchange, supervisory or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law; made to the relevant Party's Affiliates or any of its or their employees, officers, representatives, agents, professional advisers, auditors or bankers (together, the "Representatives") provided that such Representatives are made aware of the confidential nature of such information and are subject to the terms of this Article 8.3 as if they were a party to this Agreement and that the disclosing Party remains liable for any breach by any such Representatives of such terms;

(C)	of information that has already come into the public domain through no fault of the relevant Party or any of its Representatives;

(D)	of information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(E)	required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other related documentation);

(F)	made to a potential purchaser of Shares (provided that such potential purchaser is not a Restricted Transferee) and such potential purchaser agrees to be bound by written confidentiality obligations to the potential seller no less onerous than those set out in this Article 8.3 (mutatis mutandis), a copy of which shall be provided to the other Parties to this Agreement prior to such disclosure;

(G)	in the case of the Investing Shareholder only, such disclosure is made to any other direct or indirect investors (including those persons whom the Investor or any of its Affiliates reasonably believe are likely to become a direct or indirect investor) in funds managed and advised by any of the Investing Shareholder's Affiliates, together with their directors, officers, advisors or agents provided that such information is disclosed on a confidential basis and in a manner consistent with past practice; or

(H)	made on a confidential basis to lending banks or other funding parties or prospective funding (whether debt or equity) parties of the Investing Shareholder or any of its Affiliates for the funding of the acquisition of Shares by the Investing Shareholder.

Any Party disclosing confidential information pursuant to this Article 8.3 shall promptly notify the other Parties of such disclosure.

8.4	Assignment; Successors and Assigns

(a)	Other than to a Party's Affiliate to whom Shares have been transferred in accordance with the terms of this Agreement, no interest of any Party to this Agreement may be assigned or otherwise transferred except with the prior written consent of the other Party and is further subject to required government approvals.

(b)	This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assignees.

8.5	Waiver

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

8.6	Amendment

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Turkey, without giving effect to any conflicts of laws and principles thereof which would result in the application of the laws of another jurisdiction.

8.8	Jurisdiction for Disputes

Any and all disputes, controversies or claims between the Parties arising out of, relating to or in connection with this Agreement, including any questions regarding its existence, construction, interpretation, validity, performance, breach or termination, which are not amicably resolved by the Parties shall be finally and exclusively settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the "ICC"), in accordance with ICC Rules of Arbitration (the "Rules") in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this Article except as may be modified herein or by agreement of the Parties. The arbitral tribunal shall consist of three arbitrators, all three of whom shall be lawyers. The Contract Party Shareholders, on the one hand, and the Investing Shareholder, on the other, shall nominate one (1) arbitrator and deliver written notification of such nomination to the other Party and to the ICC within thirty (30) days after delivery of a request for arbitration. In the event a Party fails to nominate an arbitrator or deliver notification of such nomination to the other Party and to the ICC in a timely manner, upon request of either Party, such arbitrator shall instead be appointed by the ICC within thirty (30) days of receiving such request in accordance with the Rules. The two (2) arbitrators appointed in accordance with the above provisions shall nominate the third (3rd) arbitrator and notify the Parties and the ICC in writing of such nomination within fifteen (15) days of their appointment. If the first two (2) appointed arbitrators fail to nominate a third (3rd) arbitrator or notify the Parties and the ICC of that nomination within this time period, then, upon request of either Party, the third (3rd) arbitrator shall be appointed by the ICC within fifteen (15) days of receiving such request in accordance with the Rules. The third (3rd) arbitrator shall serve as chairman of the arbitral tribunal. The place of arbitration shall be London, United Kingdom. The language of the arbitration shall be English. No arbitrator shall be an Affiliate, employee, officer or director of either Party or of their respective Affiliates, nor shall any arbitrator have any interest that would be affected in any material respect by the outcome of the dispute. The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assignees. The arbitral award shall not be subject to appeal. Among other remedies otherwise available to them, the arbitrators shall be authorized to order the specific performance of any provisions contained herein. Any award rendered by the arbitrators shall be final and binding upon the Parties, and enforcement upon such award, including any costs of arbitration, may be entered in accordance with applicable law in any court having jurisdiction, provided, however, that all rights of appeal or recourse to any court of law whatsoever are hereby excluded in relation to any arbitration or any award made herein.

8.9	Interpretation

(a)	If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (A) any other provision of this Agreement or any such other document in such jurisdiction or (B) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

(b)	The Parties hereby acknowledge and agree that if there shall be at any time a conflict, misinterpretation or discrepancy between this Agreement and the Articles of Association of the Company, the provisions of this Agreement shall prevail among the Parties.

(c)	This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or accompanied by an English translation thereof and the English version thereof shall govern for purposes hereof in any conflict with any non-English version unless such document is required to be in the Turkish language by the applicable laws.

(d)	No provision of this Agreement shall be interpreted against the interest of a Party merely because that Party drafted the provision.

8.10	Costs

Each of the parties shall pay its own costs and expenses in connection with the negotiation, preparation and carrying into effect of this Agreement. Any stamp tax payable in connection with the execution of this Agreement will be paid 50% by Contract Party Shareholders and 50% by the Investing Shareholder.

8.11	Further Assurance

(a)	The Company and each of the Parties shall do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to the terms of this Agreement.

(b)	The Parties covenant to and agree with each other that so long as this Agreement is in effect each of them shall vote their Shares so as to give effect to the provisions of this Agreement and to the rights granted hereunder and under the Articles of Association.

8.12	Unlawful Fetter

(a)	Notwithstanding any other provision of this Agreement, the Company shall not be bound by any provision of this Agreement to the extent that for it to be so bound would constitute a breach of or is not permitted by the laws of Turkey, being the country in which the Company is incorporated, or any other laws applicable to the Company, but any such provision shall remain valid and binding as regards all other parties to which it is expressed to apply.

(b)	Notwithstanding any other provision of this Agreement, the Directors shall not be bound by any provision of this Agreement to the extent that for it to be so bound would constitute a breach of its fiduciary, good faith or other duties to the Company.

8.13	Damages, Remedies

The non-breaching Party reserves its rights to claim damages or any other remedies (including, without limitation any remedies of specific performance or injunctive relief) available under applicable law for all damages, losses, costs and expenses arising from or in connection with any breach or anticipated breach of any of the terms of this Agreement by the Defaulting Party.

8.14	Representative of the Contract Party Shareholders

The Contract Party Shareholders hereby nominate HVDB ("Representative of the Contract Party Shareholders") for the performance and fulfillment of the obligations arising from this Agreement including but not limited to the following:

(a)	To execute the written notifications that will be issued pursuant to Article 3 and to negotiate and resolve any conflicts that may arise in this respect; and

(b)	To terminate the Agreement pursuant to Article 7.1;

Unless otherwise notified in writing by a Contract Party Shareholder, the Investing Shareholder may rely and act upon any document that is delivered by the Representative of the Contract Party Shareholders without conducting any independent research.

8.15	Representations and Warranties

(a)	The Investing Shareholder hereby represents and warrants to each other Shareholder that:

(i)	It is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation;

(ii)	It has full power and capacity to enter into this Agreement;

(iii)	All corporate actions and other proceedings required to be taken by, or on behalf of, the legal entity Shareholder to authorize it to enter into and to perform this Agreement have been duly and properly taken; and

(iv)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not result in a breach of, or constitute a default under, the articles of association or the by-laws of the legal entity Shareholder, or any agreement or instrument by which it is bound, or violate any law applicable to it.

(b)	Each real person Shareholder hereby represents and warrants to the Investing Shareholder that:

(i)	It has full power and capacity to enter into this Agreement; and

(ii)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not result in a breach of, or constitute a default under any material agreement or instrument by which she is bound, or violate any law applicable to it.

8.16	Liability of the Class A Shareholder

The Investing Shareholder hereby acknowledges and accepts that the Individual Shareholders have become party to this Agreement for purposes of terminating the Amended and Restated Shareholders Agreement, and accordingly the Investing Shareholder shall in no event have a right to recourse to the Individual Shareholders in relation to the obligations of the Class A Shareholders provided in this Agreement and thus shall not under any circumstances recourse or make any claim from to the Individual Shareholders under this Agreement, or the applicable law.

The Class A Shareholder shall be liable in respect of all her duties and obligations (and those of each Qualifying SPV) arising under, or in connection with, this Agreement.

[signature page to follow]

Execution

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in 2 (two) originals in their respective names as of the date first above written;

CONTRACT PARTY SHAREHOLDERS

Hanzade Vasfiye Doğan Boyner

By:

Vuslat Doğan Sabancı

By:

Yaşar Begümhan Doğan Faralyalı

By:

Arzuhan Doğan Yalçındağ

By:

Işıl Doğan

By:

INVESTING SHAREHOLDER

TurkCommerce B.V.
Name:
Title:

By:

Schedule 3.04

Deed of Adherence

THIS AGREEMENT is made on ___________

1- Hanzade Vasfiye Doğan Boyner, a Turkish citizen with the Turkish ID number [●] and residing at the address of [●] (“HVDB)”;

2- TurkCommerce B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its official seat in Amsterdam and its registered office address at Amstelveenseweg 760, 1081JK Amsterdam (the “Investing Shareholder”);

(HVDB and the Investing Shareholder shall be severally referred to as a “Party” and collectively as the “Parties”) and

3- [●] (the New Party)

WHEREAS:

(A)       On _______, the Parties entered into a Shareholders Agreement governing their relationship as shareholders in D-Market Elektronik Hizmetler ve Ticaret A.Ş. (the Company) and establishing the manner in which the affairs of the Company would be conducted (such agreement as amended, supplemented or novated from time to time) (the Shareholders Agreement).

(B)       By a transfer dated [●], [●] transferred to the New Party [●] Shares in the Company.

(C)       This Agreement is entered into in compliance with Article 3.5 (Deed of Adherence) of the Shareholders Agreement.

NOW THIS AGREEMENT WITNESSES as follows:

1.         Words and expressions defined in the Shareholders Agreement shall, unless the context otherwise requires, have the same meanings when used in this Agreement.

2.        The New Party undertakes to be bound by and comply in all respects with the Shareholders Agreement, and to assume the benefits and obligations of the Shareholders Agreement applicable to [Class A Shareholder] OR [the Investing Shareholder], as if the New Party had executed the Shareholders Agreement [as[ the Class A Shareholder] OR [the Investing Shareholder]] and was named as a party to it.

3.        [In the case of the transfer to a Qualifying SPV, on or prior to the Qualifying SPV ceasing to be wholly-owned by [Hanzade Vasfiye Doğan Boyner] OR [Qualifying Persons], the Qualifying SPV or its subsidiaries, undertake to transfer all of its shares back to the Shareholder from whom it initially acquired such shares.]]

4.        [In the case of the transfer to a Subsidiary of the General Partner, on or prior to the Subsidiary of the General Partner loses that status, the Subsidiary of the General Partner undertakes to transfer all of its/his shares back to the Investing Shareholder from whom it/he initially acquired such shares.]]

5.        The New Party represents, warrants and undertakes to the Company and to each of the other Shareholders (and each other person who may from time to time expressly adhere to the Shareholders Agreement) in the terms set out in Articles 9.14 (Representations and warranties)] of the Shareholders Agreement, but so that such representations, warranties and undertakings shall be deemed to be given on the date of this Agreement and shall be deemed to refer to this Agreement of Adherence as well as the Shareholders Agreement.

6.         The contact details of the New Party for the purpose of Article 8.2 (Notices) of the Shareholders Agreement shall be as follows:

Facsimile No:	[●]

Attn:	[●]

With copy to:	[●]

7.        This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Turkey.

8.        The provisions of Articles 8.7 (Governing Law) and 8.8 (Jurisdiction for Disputes)] of the Shareholders Agreement shall apply to this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed the day and year first above written.

CONTRACT PARTY SHAREHOLDERS

Name:
Title:

By:

[INVESTING SHAREHOLDER]

Name:
Title:

By:

NEW PARTY

Name:
Title:

By:

Schedule 4.01

Board of Directors Reserved Matters in case of Article 4.1(b)(ii)

Any proposal to be discussed at a Board of Directors' meeting in relation to the matters listed below:

1.	Incurring financial indebtedness or off balance sheet liabilities exceeding 15% of the Company's previous year’s Total Revenues or creating any interest, pledge or security in relation thereto.

2.	Acquire any interest in any Related Party.

3.	Dispose of any interest in any entity or create any interest, pledge or security over the same provided that (i) the enterprise value of any such entity is equal to or exceeding 15% of the Company's previous year's Total Revenues, or (ii) the equity value of any such entity is equal to or exceeding 15% of the Company's previous year's Total Revenues.

4.	Issuance of any new and amendment or cancellation of any current management incentive plan or other employee benefit scheme, or granting any management stock option.

5.	Delegating powers to board committees and setting the quorum for such committees.

6.	Approving, amending or terminating any internal policies and procedures: (i) in respect of anti-bribery and corruption; or (ii) that are inconsistent with the Investing Shareholder "Business Principles and Environmental and Social Management System" attached hereto as Schedule 4.02.

Schedule 4.02

Business Principles and Environmental and Social Management System

SOCIO – ENVIRONMENTAL UNDERTAKINGs and prohibited activities

General Undertakings

The Company shall:

(a)	Comply with all applicable local and national laws, regulations and agreements regarding environmental, labor, health, and safety matters as they are amended and updated from time to time;

(b)	Diligently carry out all responsibilities regarding reports, monitoring and verification and any other commitment agreed upon with the FT Fund and relevant Governmental Authorities or regulatory authorities. The Company shall deliver to the FT Fund an original copy of all environmental and social reports it makes in compliance with local regulation;

(c)	Give notice to the FT Fund of any instance of non-compliance with the regulations listed in (a) above and assume full responsibility regarding any real or alleged breach, including all possible corrective measures or actions required to solve the situation. The Company shall also promptly notify the FT Fund: (i) of any claim, proceeding or investigation by a Person against the Company in respect of an environmental or social law or regulation or an environmental or social permit or authorization, which has or may reasonably have a Material Adverse Effect on the Company; and (ii) of the details of any actions proposed in order to remedy the effects of these events or claims. The Company shall ensure that the FT Fund is updated regularly of any progress with respect to such remedial action;

(d)	Comply with (i) the IFC Performance Standards[1] PS1: Social and Environmental Assessment and Management Systems; PS2: Labor and Working Conditions; PS4: Community Health, Safety and Security (a summary of each of such IFC Performance Standards is set out in appendix 1 to this schedule); and (ii) the ILO Core Labor Standards and ILO Basic terms and Conditions of Employment when applicable to the Company or its operations and where such requirements are more rigorous than those established under any applicable national laws;

(e)	In the case of any partial or complete subcontracting instance of works, the Company shall monitor and supervise that the contracting parties also comply with all measures referring to occupational safety, labor conditions and labor rights, environmental protection and emergency protocols, as well as all other national or internal standards, procedures or regulations;

(f)	Develop and implement Social and Environmental Management Systems (“SEMS”), which are acceptable to the FT Fund and comply with PS1: Social and Environmental Assessment and Management Systems;

(g)	Designate and appoint one person as the environmental and social officer in charge of environmental and social management and compliance;

Reporting and Inspections A representative from the FT Fund may visit the premises of the Company at least twice a year. Furthermore, the Company shall provide all relevant information on environmental, social and labor conditions and environmental mitigation measures to a representative of the FT Fund upon request.

1 Note: IFC Performance standards found at http://www.ifc.org/wps/wcm/connect/c8f524004a73daeca09afdf998895a12/IFC_Performance_Standards.pdf?MOD=AJPERES

The Company hereby agrees to provide:

(a)	Monthly, quarterly and yearly financial and other KPI reporting regarding environmental, social and labor conditions in a format (which will include segmental reporting by business lines and reporting in US$) that is reasonably requested by Franklin Templeton Investments

(b)	Reports to be delivered in electronic and paper format within 15, 25 and 45 days of month, quarter and year ends

Business Practices: The Company undertakes that it will carry on its business in a way that:

(a)	is in accordance with these business practices, including the business integrity requirement to operate in accordance with local laws and international good practice.

(b)	provides safe and healthy working conditions for its employees and contractors;

(c)	encourages the efficient use of natural resources and promotes the protection of the environment;

(d)	treats all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, color, language, disability, political opinion, age, religion or national/social origin;

(e)	allows consultative work-place structures and associations which provide employees with an opportunity to freely present their views individually and/or collectively to management in accordance with the principles of core ILO conventions;

(f)	takes account of the impact of its operations on the local community and seeks to ensure that potentially harmful occupational health and safety, environmental and social effects are properly assessed, addressed and monitored;

(g)	upholds high standards of business integrity and honesty, and operates in accordance with local laws and international good practice (including those intended to fight extortion, bribery and financial crime);

(h)	promotes the use of quantified targets for occupational health and safety, environment, and social issues and continuous improvement in relation to the Business;

(i)	designs and operates its business according to local regulations or the appropriate guidelines published by the World Bank;

(j)	adopts the following minimum employment standards in accordance with internationally accepted good practice:

o	not to use forced labor of any kind;

o	not to employ children under 15;

(k)	provides wages that meet or exceed industry or legal national minima and are sufficient to meet basic needs;

(l)	properly records, reports and reviews financial and tax information relating to its business;

(m)	ensures that no payment of value is made or received (in the form of compensation, gift, contribution or otherwise) in the course of business in order improperly to induce preferential treatment for the company, its officers, shareholders or employees or any member of its group of companies;

(n)	reviews this policy annually to ensure its ongoing suitability and effectiveness; and that if the Company is involved in industrial operations:

(o)	complies with local regulations on occupational health and safety as an absolute minimum. Where there is no local legal framework regarding occupational health and safety the Company shall take account of the recommendations of the following two World Bank documents as amended or supplemented from time to time:

(p)	complies with Occupational Health and Safety Guidelines for specific industries (issued September 1988);

(q)	complies with Health and Safety Guidelines – General (issued September 1995); and that if the Company has remote operations:

(r)	ensures that employees have access to the basic services of water, health care and education wherever possible and where no other facilities are available, adequate housing.

Prohibited Activities: The Company will not engage in the following activities:

(a)	production or activities involving harmful or exploitative forms of forced labor[2] child labor. [3]

(b)	production of or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

(c)	production of or trade in any product or activity that contravenes any international conventions and agreements to which the host country is a party, and which have the force of law in the host country;

(d)	production of or trade in weapons and munitions, including paramilitary materials.

(e)	gambling, casinos, and equivalent enterprises. [4]

(f)	trade in wildlife or wildlife products regulated under the Convention on International Trade in Endangered Species (CITES) of Wild Fauna and Flora. [5]

(g)	production of or trade in radioactive materials. [6]

(h)	production of or trade in or use of unbounded asbestos fibers. [7]

(i)	commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest.

2 Forced labour means all work or service not voluntarily performed that is extracted from an individual under threat of force or penalty.

3 Child labor means the employment of children whose age is below the statutory minimum age of employment in the country of operation and employment of children in contravention of International Labor Organization Convention No. 138 “Minimum Age Convention” (www.ilo.org).

5 A list of CITES species is available from websites of multilateral institutions such as ADB and IFC.

6 This does not apply to the purchase of medical equipment, quality control (measurement) equipment, and any equipment where the FT Fund considers the radioactive source to be trivial and/or adequately shielded.

7 This does not apply to the purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

(j)	production of or trade in products containing polychlorinated biphenyls (PCBs). [8]

(k)	production, trade, storage, or transport of significant volumes of hazardous chemicals, or commercial-scale use of hazardous chemicals. [9]

(l)	production of or trade in pharmaceuticals subject to international phase outs or bans. [10]

(m)	production of or trade in pesticides/herbicides subject to international phase outs or bans. [11]

(n)	production of or trade in ozone-depleting substances (ODS) subject to international phase-out. [12]

(o)	drift net fishing in the marine environment using nets in excess of 2.5 kilometers long.

(p)	production or activities that impinge on the lands owned, or claimed under adjudication, by indigenous peoples, without full documented consent of such peoples.

(q)	activities that violate Applicable IFC Policies.

(r)	involuntary resettlement of people, households, firms or private institutions. [13]

(s)	production, distribution or trade in pornography.

(t)	transboundary trade in waste products[14], except for non-hazardous waste destined for re-cycling.

8 A group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors, and switchgear dating from 1950 to 1985.

9 A list of hazardous chemicals is available from websites of multilateral institutions such as ADB and IFC. Hazardous chemicals include gasoline, kerosene, and other petroleum products.

10 A list of pharmaceutical products subject to phase-outs or bans is available from websites of multilateral institutions such as ADB and IFC.

11 A list of pesticides and herbicides subject to phase-outs or bans is available from websites of multilateral institutions such as ADB and IFC.

12 Chemical compounds that react with and deplete stratospheric ozone, resulting in the widely publicized ozone holes. The Montreal Protocol lists ODS and their target reduction and phase out dates. A list of the chemical compounds regulated by the Montreal Protocol—includes aerosols, refrigerants, foam blowing agents, solvents, and fire protection agents, together with details of signatory countries and phase out target dates—is available from websites of multilateral institutions such as ADB and IFC.

13"Involuntary resettlement" means any permanent or temporary impact on any people, households, firms or private institutions ("affected persons"), being any of (a) an adverse effect on their standard of living, (b) their right, title or interest in any house, land (including residential, commercial, agricultural, forest, and/or grazing land), water resources, or any other movable or fixed assets being acquired, possessed, restricted or otherwise adversely affected, in full or in part, permanently or temporarily or (c) their business, occupation, place of work or residential or habitat being adversely affected, with or without displacement, in each case as a result of any of (i) an acquisition of land and other fixed assets (ii) a change in use of land or (iii) restrictions imposed on land in each case by the FT Fund.

14 As defined by Basel Convention. See www.basel.int

Appendix 1

Summary of IFC Performance Conditions PS 1, PS 2 and PS 4

Performance Standard 1: Assessment and Management of Environmental and Social Risks and Impacts

The objectives of PS 1 are:

(a)	to identify and evaluate environmental and social risks and impacts of the project;

(b)	to adopt a mitigation hierarchy to anticipate and avoid, or where avoidance is not possible, minimize, and, where residual impacts remain, compensate/offset for risks and impacts to workers, Affected Communities, and the environment;

(c)	to promote improved environmental and social performance of companies through the effective use of management systems;

(d)	to ensure that grievances from Affected Communities and external communications from other stakeholders are responded to and managed appropriately; and

(e)	to promote and provide means for adequate engagement with Affected Communities throughout the project cycle on issues that could potentially affect them and to ensure that relevant environmental and social information is disclosed and disseminated.

PS 1 is a process-orientated Standard and applies to all fund managers and investee companies. It requires identification of environmental and social risks and impacts of a project, which then determines which of the other PSs apply. This process broadly mirrors Franklin Templeton Investments’ procedures for screening investments against HSES criteria in order to determine which HSES areas, if any, require further investigation. A PS 1 assessment results in identifying the Standards that apply during the initial assessment phase. As operational conditions change—expansion, development of new lines of business—new assessments against other Standards may be required.

Environmental and social assessments must address all stages of the project cycle, identify disadvantaged groups affected by the project and the capacity of relevant third parties to fulfil their commitments. An Action Plan to mitigate impacts, with a budget and milestones, should be prepared and publicly disclosed.

In addition to identifying and assessing the impacts associated with a specific investment, a potential investee must establish a social and environmental management system appropriate to the scale of the operations and the severity of the impacts identified, if such a system has not already been established. Not every investee will require the same kind of system. A mining investment will clearly require more elaboration and detail than a telecoms operation. But all ESMSs should have support from investee company management, demonstrated through the designation of staff members responsible for the ESMS, appropriate training for all relevant employees and adequate resources. All ESMSs should contain a grievance mechanism and procedures for public consultation, disclosure, and progress reporting.

Performance Standard 2: Labour and Working Conditions

The objectives of PS 2 are:

(a)	establish, maintain and improve the worker-manager relationship;

(b)	promote the fair treatment, non-discrimination and equal opportunity of workers, and compliance with national labour and employment laws;

(c)	compliance with national employment and labour laws;

(d)	protect the workforce by addressing child labour and forced labour, migrant workers, workers engaged by third parties and workers in the client’s supply chain; and

(e)	promote safe and healthy working conditions and to protect and promote the health of workers

PS 2 establish requirements for labour management practices and for the health and safety conditions in manufacturing or other businesses. Labour management practices are based on the International Labour Organization (ILO) core labour principles already included in Franklin Templeton Investments Environmental and Social Management System. PS 2 also requires investees to inquire into the labour practices of its contractors, especially where the contractors are direct (not sub-contractors) and where the contractors perform “core” business functions. PS 2 recognizes that the client’s influence over contractor or supplier labour practices is variable. Investees must inquire about child labour, including within its supply chain, and take appropriate corrective measures.

Specific documentation is required. Every investee must have an appropriate, written human resources policy which is communicated to employees. All investees must also document the working terms and conditions of employees and direct contractors and provide these to employees and contractors. A company must develop a retrenchment plan if it anticipates a significant number of redundancies. Where national law permits workers’ right to form a workers’ union, they should be allowed to do so without interference. In all cases, the investees should provide a grievance mechanism for workers to raise workplace concerns.

With regard to employee health and safety, PS 2 requires clients to provide “a safe and healthy work environment”, taking into account inherent risks in its particular sector and specific classes of hazards in the client’s work areas, including physical, chemical, biological, and radiological hazards. This general requirement is supplemented by the revised Environmental, Health and Safety Guidelines.

Performance Standard 4: Community Health, Safety and Security

The objectives of PS 4 are:

(a)	to anticipate and avoid adverse impacts on the health and safety of the Affected Community during the project life from both routine and non-routine circumstances; and

(b)	to ensure that the safeguarding of personnel and property is carried out in accordance with relevant human rights principles and in a manner that avoids or minimizes risks to the Affected Communities

PS 4 recognizes that the effects of an investment may spill over its boundaries at anytime during the investment cycle. Infrastructure may be constructed to serve the investment. Changes in land use can impact access to and quality of soil and water. The investment can change a community’s potential exposure to natural hazards such as landslides and flood. The investment’s operations may affect the potential for outbreaks of communicable disease. Contractor operations (vehicle traffic, for example) can create risks for Affected Communities. All potential risks to communities must be identified, assessed, and either avoided or mitigated.

PS 4 also recognizes that some clients may use private or government security forces. If such forces are used, a client must assess the associated risks and conduct appropriate and documented background investigations. A client should also ensure that security personnel are trained adequately.

Appendix 1

EBRD Anti-Corruption Guidelines

The purpose of these Guidelines is to clarify the meaning of the terms "Corrupt Practices", "Fraudulent Practices", "Coercive Practices," and "Collusive Practices" in the context of the EBRD’s non-sovereign operations in favour of private sector projects.

1.            CORRUPT PRACTICES

"Corrupt Practice" means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.  In implementing this definition, the EBRD will be guided by the following principles:

(a)          The conduct in question must involve the use of improper means (such as bribery or kickbacks) by someone to induce another person to act or to refrain from acting in the exercise of his duties, in order to obtain or retain business, or to obtain an undue advantage.  Antitrust, securities and other violations of law that are not of this nature fall outside of the definition of Corrupt Practices but may still be scrutinised under alternative procedures.

(b)          It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities.  These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payer's books and records. Similarly, an investor will not be held liable for corrupt or Fraudulent Practices committed by entities that administer bona fide social development funds or charitable contributions.

(c)           In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute Corrupt Practices unless the action violates applicable law.

(d)          Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

(e)          The EBRD does not condone facilitation payments whether they are criminalised or not.   Such payments, which are illegal in most countries, are dealt with in accordance with relevant local laws and international conventions.

2.            FRAUDULENT PRACTICES

"Fraudulent Practice" means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.  In implementing this definition, the EBRD will be guided by the following principles:

(a)          An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a "Fraudulent Practice".

(b)          Fraudulent Practices are intended to cover actions or omissions that are directed to or against the EBRD.  The expression also covers Fraudulent Practices directed to or against an EBRD member country in connection with the award or implementation of a government contract or concession in a project financed by the EBRD.    Frauds on, or other illegal behaviour directed against, other third parties are not condoned.   Such behaviour may represent an impediment to doing business with EBRD.

3.            COERCIVE PRACTICES

"Coercive Practice" means impairing or harming, or threatening to impair or harm directly or indirectly, any party or the property of the party to influence improperly the actions of a party.  In implementing this definition, the EBRD will be guided by the following principles:

(a)          Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

(b)          Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation in such implementation.

4.            COLLUSIVE PRACTICES

"Collusive Practice" means an arrangement between two or more parties designed to achieve an improper purpose, including influencing improperly the actions of another party.  In implementing this definition, the EBRD will be guided by the principle that Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.            GENERAL

In implementing the foregoing definitions, the EBRD will be guided by the principle that a person should not be liable for actions taken by unrelated third parties unless that person has participated in the prohibited act in question.